Exhibit 99.B(h)(2)(b)

Execution Copy

COMPASS EMP FUNDS TRUST

FIRST AMENDMENT TO THE

FUND ADMINISTRATION SERVICING AGREEMENT

THIS FIRST AMENDMENT dated as of July 1, 2015, to the Fund Administration Servicing Agreement dated as of April 29, 2014 (the “Agreement”), is entered into by and between COMPASS EMP FUNDS TRUST, a Delaware statutory trust (the “Trust”), acting for and on behalf of each Fund, individually and not jointly, and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“Fund Services”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add new funds; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

(1) Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

(2) A new Section 22 shall be added to the Agreement, which reads in its entirety as follows:

22. About the Trust.  The terms “Compass EMP Funds Trust” and “Trustees” refer, respectively, to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the trust instrument, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the State of Delaware, such reference being inclusive of any and all amendments thereto so filed or hereafter filed.  The obligations of “Compass EMP Funds Trust” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with the Trust or a Fund must look solely to the assets of the Trust or Fund for the enforcement of any claims against the Trust or Fund.

(3) A new Section 23 shall be added to the Agreement, which reads in its entirety as follows:

23. Applicability of Agreement to Funds Individually, not Jointly.  The Trust has entered into this Agreement on behalf of each Fund listed on Amended Exhibit A individually, and not jointly.  The rights and obligations of the Trust described in this

Agreement apply to each individual Fund.  No Fund shall have any liability for any costs or expenses incurred by any other Fund.  In seeking to enforce a claim against any Fund, Fund Services shall look to the assets only of that Fund and not to the assets of any other Fund.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

COMPASS EMP FUNDS TRUST,		U.S. BANCORP FUND SERVICES, LLC
on behalf of each Fund listed on
Amended Exhibit A, individually and
not jointly

By:	/s/ Christopher K. Dyer	By:	/s/ Michael R. McVoy

Name: Christopher K. Dyer		Name: Michael R. McVoy

Title: President		Title: Executive Vice President

Amended Exhibit A to the Fund Administration Servicing Agreement — Compass EMP Funds Trust

Compass EMP U.S. 500 Volatility Weighted Index ETF

Compass EMP U.S. Discovery 500 Enhanced Volatility Weighted Index ETF

Compass EMP U.S. 500 Enhanced Volatility Weighted Index ETF

Compass EMP Developed 500 Enhanced Volatility Weighted Index ETF

Compass EMP U.S. EQ Income 100 Enhanced Volatility Weighted Index ETF

Compass EMP US Small Cap 500 Volatility Weighted Index ETF

Compass EMP International 500 Volatility Weighted Index ETF

Compass EMP Emerging Market 500 Volatility Weighted Index ETF

Compass EMP US Large Cap High Dividend 100 Volatility Weighted Index ETF

Compass EMP US Small Cap High Dividend 100 Volatility Weighted Index ETF

Compass EMP International High Dividend 100 Volatility Weighted Index ETF

Compass EMP Emerging Market High Dividend 100 Volatility Weighted Index ETF